Exhibit 5.1

150 Third Avenue South, Suite 2800

Nashville, TN 37201

(615) 742-6200

September 20, 2013

The Chefs’ Warehouse, Inc.

100 East Ridge Road

Ridgefield, Connecticut 06877

Re:	Sale of up to 5,175,000 shares of Common Stock of The Chefs’ Warehouse, Inc.

Ladies and Gentlemen:

We have acted as counsel for The Chefs’ Warehouse, Inc., a Delaware corporation (the “Company”), in connection with the offering of shares of common stock, par value $0.01 per share (“Common Stock”), by the Company and certain stockholders of the Company pursuant to the Underwriting Agreement, dated September 20, 2013 (the “Underwriting Agreement”), among the Company, certain stockholders of the Company and Jefferies LLC and J.P. Morgan Securities LLC, as the representatives of the several underwriters named in Schedule A thereto (the “Underwriters”). The Underwriting Agreement provides for the purchase by the Underwriters of 3,800,000 shares of the Company’s Common Stock from the Company (the “Company Firm Shares”) and 700,000 shares of the Company’s Common Stock from an existing stockholder of the Company (the “Selling Stockholder Firm Shares” and collectively with the Company Firm Shares, the “Firm Shares”), and, at the option of the Underwriters, up to 675,000 additional shares of Common Stock from certain stockholders of the Company if the Underwriters exercise their option to purchase such additional shares of Common Stock within 30 days of the date of the Underwriting Agreement (the “Option Shares” and, collectively with the Firm Shares, the “Shares”). The Shares are to be offered and sold by the Company and certain stockholders of the Company pursuant to a prospectus supplement dated September 20, 2013 (the “Prospectus Supplement”), and the accompanying base prospectus dated June 6, 2013 (the “Base Prospectus” and collectively with the Prospectus Supplement, the “Prospectus”), that form part of the Company’s registration statement on Form S-3, as amended (File No. 333-187348) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photostatic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and public officials.

This opinion is limited in all respects to the laws of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, (1) when issued and delivered against payment therefore in accordance with the terms of the Underwriting Agreement, the Company Firm Shares will be duly authorized and validly issued, fully paid and nonassessable, and (2) the Selling Stockholder Firm Shares and the Option Shares to be sold by certain stockholders of the Company have been duly authorized and are validly issued, fully paid and nonassessable.

bassberry.com

The Chefs’ Warehouse, Inc.

September 20, 2013

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the current report on Form 8-K filed by the Company on September 20, 2013, which is incorporated by reference into the Registration Statement, and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement dated September 20, 2013. In giving such consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Bass, Berry & Sims PLC